EXHIBIT 4(d)
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                                 AMENDMENT NO. 1
                                       TO
                   INSILCO HOLDING CO. AND INSILCO CORPORATION
                                EQUITY UNIT PLAN


         The Insilco Holding Co. and Insilco Corporation Equity Unit Plan (the "Plan") is hereby amended pursuant to the following provisions:

         1.       Definitions
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         All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

         2.       Substitution of Shares for Equity Units
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         Section 6 of the Plan is hereby amended by adding the following sub-section (f):

                  (f) SUBSTITUTION OF COMMON SHARES FOR EQUITY UNITS. At any time prior to the settlement of any Equity Unit under Section 6(d), above, the Committee may, in its discretion and with the prior written consent of the Participant holding such Equity Unit, replace such Equity Unit by issuing and delivering a Common Share to such Participant. Any Common Shares delivered pursuant to the replacement of Equity Units may consist, in whole or in part, of authorized and unissued Common Shares or of treasury Common Shares and, in either case, shall be subject to all the same rights, privileges, terms, conditions, and restrictions under the Plan as the Equity Units replaced by such Common Shares.

         3.       Effective Date; Construction
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         The effective date of this amendment is June 1, 2000, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and the provisions of this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.